Exhibit 10.14(b)

SECOND AMENDMENT TO LETTER AGREEMENT

This Second Amendment (“Amendment”) is entered into by and between Aspen Technology, Inc. (“Aspen”) and Sanwa Business Credit Corporation (“SBCC”) effective as of the 1st day of January, 1997.

WHEREAS, Aspen and SBCC are parties to that certain letter agreement dated as of March 25, 1992, as amended by a First Amendment dated as of March 3, 1994, (the “Letter Agreement”); and

WHEREAS, Aspen and SBCC wish to amend the Letter Agreement as hereinafter provided;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, Aspen and SBCC hereby agree as follows:

A.                                    Amendment.  The Letter Agreement is hereby amended as follows:

1.                                      Paragraphs 1(n) and 1(o) are deleted in their entireties and replaced by the following:

“                                          (n)                                 ‘Net Contract Balance’ of a Domestic Contract purchased by us means, at any time, the sum of (i) the present value of the Balance of Payment of the Contract at that time, calculated using the Discount Rate for such Contract, plus (ii) an Adjustment Amount for such Contract equal to one percent (1.0%) of the amount determined under clause (i) of this sentence.

                                                (o)                                 ‘Net Contract Balance’ of an International Contract means the sum of (i) the greater of (A) the present value, calculated using the Discount Rate for such Contract of the dollar payments due under the Contract or due to us under any Currency Exchange Agreement existing with respect to such Contract plus, if any Currency Exchange Agreement which has been entered into with respect to the Contract is terminated or canceled in connection with any indemnification, repurchase or our inability to transfer the Payments due under the Contract to our counterparty under the Currency Exchange Agreement, the amount payable to our counterparty under such Currency Exchange Agreement on account of the termination or breakage of the Currency Exchange Agreement or (B) the amount of lump sum dollar payment quoted or contracted for by us under a Currency Exchange Agreement to acquire the amount(s) of International Currency Payments due from us to our counterparty under a Currency Exchange Agreement entered into with respect to the Contract, plus (ii) an Adjustment Amount equal to one percent (1%) of the greater of items (A) or (B) in clause (i) of this sentence plus (iii) the amount if any of costs, fees or expenses incurred by us in connection with the Contract which have not been reimbursed by the Obligor thereunder, plus (iv) interest at the rate of twelve percent (12%)

per annum on any expense, fee, cost or expenditure made or incurred by us with respect to the Contract from the date of incurrence through the date of your payment thereof.”

2.                                      Paragraph 1(q) is deleted in its entirety.

3.                                      Paragraph 9 is deleted in its entirety and replaced by the following:

“9.                                Contract Prepayments.

                                                If a Contract purchased by us is prepaid in full for any reason, we shall be entitled to receive, in connection with the prepayment, an amount equal to the Net Contract Balance of the Contract plus, if provided for in Schedule A to this Agreement, a prepayment fee calculated in accordance with Schedule A (as the same may be revised by us from time to time by written revisions).  This paragraph 9 shall not apply to any payment required to be made under paragraph 10 or 11.”

4.                                      Paragraph 10 is deleted in its entirety and replaced by the following:

“10.                         Ineligible Contracts.

                                                In the event any Contract shall not be an Eligible Contract at the time of our purchase or shall thereafter cease to be an Eligible Contract you agree, upon demand by us, to repurchase the Contract for cash for a price equal to the Net Contract Balance of the Contract.  After we receive the Net Contract Balance for any such Contract, we will reassign to you all of our right, title and interest in the Contract and any Payments due thereunder, without recourse to, and without representations or warranties by, us of any kind whatsoever.”

5.                                      Paragraphs 11 and 11A of the Letter Agreement are deleted in their entireties and replaced by the following:

“11.                         Obligor Default Indemnities.

(a)                                 In the event of an Obligor Default under any Contract purchased by us, and upon our request in writing that you indemnify us with respect to such Contract, you will, for Domestic Contracts, within ten (10) days after receipt of our request and for International Contracts, within five (5) days after receipt of our request, pay to us an indemnity amount equal to the Net Contract Balance of the defaulted Contract, computed as of the time of your payment.  Requests for indemnification under this paragraph may be given to you from us by telecopy to you at 10 Canal Park, Cambridge, Massachusetts 02141 to the attention of Chief Financial Officer, and shall be deemed given upon the sending thereof, if followed by letter confirmation given in the manner provided for notices under this Agreement.

(b)                                 The maximum amount of indemnity payments which you will be required to pay on account of indemnity requests made under paragraph 11(a) in any “fiscal year” (i.e. any twelve month period month period ending on June 30th) shall be equal to ten percent (10%) percent of the aggregate Balance of Payments (determined as of the first day of such fiscal year for Contracts owned by us as of the first day of such fiscal year, and determined as of the date of our purchase for Contracts purchased by us during such fiscal year); provided; however, that if an Obligor Default occurs with respect to one or more of the three (3) largest Contracts, the maximum amount of such indemnity payments required for any fiscal year shall be equal to the greater of (i) the amount determined under the formula above, or (ii) a sum equal to the aggregate Balance of Payment of the three (3) largest Contracts (determined as of the first day of such fiscal year for Contracts owned by us as of the first day of such fiscal year, and determined as of the date of our purchase for Contracts purchased by us during such fiscal year).  In making the foregoing computations, all Contracts in a Group that have a common Obligor or Obligors owned, controlling, controlled by or under common control with substantially the same person(s), firm(s) or other entity, shall be treated as a single Contract for purposes of determining the three (3) largest Contracts.

(c)                                  The limitation on indemnity payments under the provisions of paragraph 11(b) pertains solely to your indemnity obligations under paragraph 11(a).  Any payments other than paragraph 11(a) indemnities will not be considered in determining whether the amount of your indemnity payments are more or less than the applicable maximum amount allowed under paragraph 11(b).

(d)                                 After we receive an indemnity payment from you under paragraph 11(a) with respect to a Contract, we will be relieved from any obligation (express or implied) to pursue or attempt to receive any payments or recoveries, or enforce any remedies, under or with respect to the Contract.  You will, upon notice to us, have the right to pursue or attempt to receive payments or recoveries, and/or enforce remedies under such Contract, provided that after giving credit to your indemnity payment, the Net Contract Balance for such Contract is zero and further provided that no such action will be commenced or maintained in our name.”

6.                                      The Letter Agreement is amended by the addition of the following terms immediately following Paragraph 11:

“11A.                Extension of Indemnity/Repurchase Periods.  Nullification of Indemnity/Repurchase Requests.

(a)                                 In the event that (i) you are required to repurchase a Contract pursuant to paragraph 10 of this Agreement due to the Obligor’s assertion of an offset, counterclaim or defense based solely upon an alleged failure of the Software covered by the Contract to perform acceptably or to comply with related documentation or warranties, or (ii) you are required to indemnify us pursuant to paragraph 11 of this Agreement because the Obligor has failed to make any Payment under the Contract within twenty-five days (in the case of an International Contract) or within thirty days (in the case of a Domestic Contract) and provided that, in case of either (i) or (ii), you are not in default of any of your covenants or agreements under this Agreement or any Assignment, then you may elect to extend the period for your repurchase of, or indemnification with respect to, such Contract.

(b)                                 If you elect to so extend the period for the repurchase of or indemnification with respect to a Contract, you must notify us of your intent to do so prior to the latest date for indemnification or repurchase and make payment to us of all amounts which are due and/or past due under or with respect to the Contract (excepting those which are due solely by reason of an acceleration of such Contract) and, during the extended period, you make prompt and full payment to us of all amounts which become due under the terms of the Contract, which payments shall not constitute a credit against the amount of your maximum indemnity liability under this Agreement.  Thereafter, your period for the repurchase of such Contract under paragraph 10 shall be extended for ninety (90) additional days, and your period for indemnification with respect to the Contract under paragraph 11 shall be extended for sixty (60) additional days, provided that the following conditions are satisfied at all times during such extended period:

(i)                                     you are not in default of your covenants or agreements under this Agreement or any Assignment at any time during such extended period; and

(ii)                                  no event or condition shall have occurred and be continuing or shall occur which, in our sole determination, causes us to believe that the continued passage of time may lead to an impairment or compromise of, or increase in risk associated with (a) the security or value of the Contract, (b) the enforceability of rights and or remedies under the Contract, any related Obligor Guaranty, any other related document or agreement, or (c) the creditworthiness of or collectability of claims against any Obligor or other source of payment under the Contract.

In the event that any of the foregoing conditions cease to be satisfied at any time during the extended repurchase/indemnity period, or if the extended period shall lapse or expire, you will immediately pay to us the then-remaining unpaid Net Contract Balance for the affected Contract(s), subject only to the limitations of paragraph 11(b), if applicable.

(c)                                  If you have elected to extend the repurchase/indemnity period for any Contract pursuant to this paragraph 11A, and during the extended period either (i) in the case of an indemnity under paragraph 11, we receive full payment from the Obligor under the Contract of the amount of all unpaid Payments upon which the indemnity request is based, or (ii) in the case of a repurchase under paragraph 10, we receive evidence satisfactory to us in our sole discretion, that the Obligor has withdrawn the defense(s), offset(s) and counterclaim(s) upon which the purchase request was based, then the request for repurchase or indemnification with respect to the Contract shall automatically be deemed null and of no further effect.  We will refund to you the amount of Payments made to us by Obligors which you have previously paid us in connection with the extension of the time for repurchase or indemnification.”

B.                                    Severability.

Any provision of this Amendment which is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction; provided, further, that where the provisions of any such applicable law may be waived, they hereby are waived by Aspen and SBCC to the full extent permitted by applicable law to the end and that this Amendment shall be deemed to be a valid and binding agreement in accordance with its terms.

C.                                    Counterparts.

This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same Amendment.

D.                                    Governing Law.

This Amendment shall be construed and governed according to the laws of (but not the choice of law rules of) the State of Illinois.

E.                                     Binding Effect.

This Amendment shall be binding upon and inure to the benefit of Aspen and SBCC and their respective successors and assigns.  Except as hereby amended, the Letter Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment, effective as of the 1st day of January, 1997.

ASPEN TECHNOLOGY, INC.

By:

Title:

SANWA BUSINESS CREDIT CORPORATION